EXHIBIT 99
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                          AMERICAN BINGO & GAMING CORP.


JULY 1, 1998 - W. COLUMBIA, SOUTH CAROLINA. AMERICAN BINGO & GAMING CORP. (NASDAQ: BNGO) George Harrison, Jr., Chairman of the Board of American Bingo & Gaming, announced that following an internal review of company financial records, arrest warrants were issued against Greg Wilson, alleging misuse of company resources during his tenure as company CEO. Mr. Wilson served as CEO of American Bingo & Gaming from 1994 to 1998 and currently occupies a position on the company's Board of Directors. Because of this action, Mr. Wilson has been suspended without pay as an employee of the Company, pending the outcome of the case.

Company financial records have been turned over to the local authorities for further investigation. Mr. Andre' Hilliou, ABG's Chief Executive Officer, noted that the financial security of the company has not been threatened by the alleged financial impropriety. Mr. Hilliou also noted that the action taken against Mr. Wilson is unfortunate but necessary in order to safeguard the reputation, integrity and market position of American Bingo & Gaming.

The Company's corporate headquarters is located in W. Columbia, South Carolina. American Bingo & Gaming Corp. is a market leader in the $14 billion non-casino gaming market and $6 billion North American charitable bingo market. The Company generates a majority of its revenues from video gaming operations in South Carolina and also earns revenues from bingo centers in Texas, Alabama and South Carolina. Except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation and taxation, customer attendance and spending, competition, general economic conditions, and other risks detailed in the Company's SEC reports.


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CONTACT:
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ANDRE'  M.  HILLIOU
CHIEF  EXECUTIVE  OFFICER
(803)  796-7875
www.ambingo.com
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